Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated November 10, 2010
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P4N3

Principal Amount (in Specified Currency): $156,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%
Initial Trade Date: November 9, 2010
Original Issue Date: November 15, 2010
Stated Maturity Date: November 15, 2012

Initial Interest Rate: Three month LIBOR determined on
November 11, 2010 plus 0.15%, accruing from November 15, 2010

Interest Payment Dates: The 15th of each February, May, August and November, commencing on February 15, 2011, and on the Stated Maturity Date

Net Proceeds to Issuer: $155,836,400
Agents:	 Deutsche Bank Securities, Inc. ("Deutsche")
	 Jefferies & Company, Inc. ("Jefferies")
	 Toyota Financial Services Securities USA Corporation ("TFSS USA") UBS Securities LLC ("UBS")
Deutsche's Discount or Commission: 0.06%
Deutsche's Capacity:
 	[  ] Agent
 	[X] Principal
Jefferies' Discount or Commission: 0.06%
Jefferies' Capacity:
 	[  ] Agent
 	[X] Principal
TFSS USA's Discount or Commission: 0.20%
TFSS USA's Capacity:
 	[X] Agent
 	[  ] Principal
UBS' Discount or Commission: 0.06%
UBS' Capacity:
 	[  ] Agent
 	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
       [X] Regular Floating Rate Note
       [  ] Inverse Floating Rate Note:
       	Fixed Interest Rate:
       [  ] Floating Rate/Fixed Rate Note:
       	Fixed Interest Rate:
       	Fixed Rate Commencement Date:
       [  ] Other Floating Rate Note
       	(See attached Addendum)

Interest Rate Basis:
	[  ] CD Rate
	[  ] CMS Rate
	[  ] CMT Rate
	[  ] Commercial Paper Rate
	[  ] Eleventh District Cost of Funds Rate
	[  ] Federal Funds Rate
	[  ] Federal Funds Open Rate
	[X] LIBOR
	[  ] Prime Rate
	[  ] Treasury Rate
	[  ] Other (see attached Addendum)

If CMS:
	Designated CMS Maturity Index:

If CMT:
	Designated CMT Maturity Index:

	Designated CMT Reuters Page:
		[  ] T7051
		[  ] T7052

If LIBOR:
	Designated LIBOR Page:  Reuters
	Index Currency:  U.S. dollars

If CD Rate or LIBOR
	Index Maturity:  3 month

Spread (+/-):  +0.15%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: February 15, 2011
Interest Rate Reset Period: Quarterly
Interest Reset Dates: Each Interest Payment Date
Interest Rate Reset Cutoff Date: N/A
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[  ] 30/360
	[X] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[  ] Following
	[X] Modified Following, adjusted

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date:


ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Fourth Amended and Restated Distribution Agreement (the "Distribution Agreement") dated March 10, 2009, between Toyota Motor Credit Corporation ("TMCC") and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche, HSBC Securities (USA) Inc., J.P. Morgan, Morgan Stanley & Co. Incorporated and TFSS USA, Deutsche, acting as principal, has agreed to purchase and TMCC has agreed to sell to Deutsche $16,000,000 principal amount of the Notes (the "Deutsche Notes") at 99.94% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.06% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated September 1, 2010 and the Appointment Agreement Confirmation dated November 9, 2010 (collectively, the "Jefferies Appointment Agreement") between TMCC and Jefferies, Jefferies, acting as principal, has agreed to purchase and TMCC has agreed to sell to Jefferies $45,000,000 principal amount of the Notes (the "Jefferies Notes") at 99.94% of such principal amount. Jefferies will receive a discount or commission equal to 0.06% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated October 8, 2009 and the Appointment Agreement Confirmation dated November 9, 2010 (collectively, the "UBS Appointment Agreement") between TMCC and UBS, UBS, acting as principal, has agreed to purchase and TMCC has agreed to sell to UBS $45,000,000 principal amount of the Notes
(the "UBS Notes") at 99.94% of such principal amount. UBS will receive a discount or commission equal to 0.06% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, which is incorporated by reference into each of the Jefferies Appointment Agreement and the UBS Appointment Agreement, the obligations of Deutsche, Jefferies and UBS to purchase the Deutsche Notes, the Jefferies Notes and the UBS Notes, respectively, are several and not joint, and in the event of a default by any of Deutsche, Jefferies or UBS, TMCC will issue the Notes to the other dealers only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Deutsche, Jefferies and UBS is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.

Under the terms and subject to the conditions set forth in the Distribution Agreement, TMCC is hereby offering $50,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the "TFSS USA Notes") at 99.80% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.20% of such principal amount. TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.